Rennova Health gives update on THIRD quarter

WEST PALM BEACH, Fla. (Oct 16, 2018) – Rennova Health, Inc. (OTC: RNVA), (OTC: RNVAW), (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers that acquired its second rural hospital in Tennessee on June 1, 2018, announces that its third quarter revenues demonstrate continued growth momentum.

Rennova is pleased to announce preliminary third quarter net revenues of approximately $5.4 million. This number remains subject to final review and potential adjustment before the quarterly financial statements are filed. This represents an increase of approximately $2.1 million from the reported net revenues from the second quarter and an approximately $4.0 million increase from the third quarter in 2017. This quarter’s revenue includes a full three months of operations of Rennova’s second hospital, which it acquired on June 1, 2018. The Company continues to take a conservative position on revenue recognition in hospital operations and will maintain this position until we have adequate historical experience to evidence total collection rates.

“We are pleased to have our second hospital adding to revenue and cash flow and are actively exploring other hospital opportunities for acquisition in the same geographic location to further build hospital revenues and benefit from expected synergies”, said Seamus Lagan, CEO of Rennova. “September saw us achieve the previously predicted collections of approximately $2 million a month, and while we have had a relative increase in costs we expect that our hospitals will be profitable and cash flow positive”.

“We are pleased to demonstrate our current growth and look forward to a significant improvement in the revenues and performance in Rennova in the coming quarters,” said Marlene McLennan, the recently appointed CFO of Rennova. “We expect to file our third quarter financial report to September 30 on time by November 14 and are making every effort to have it completed and filed earlier if possible”.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health, Inc.
Sebastien Sainsbury, 561-666-9818
ssainsbury@rennovahealth.com

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